Exhibit 4.3	EXECUTION VERSION

(Space above for recorder’s use only)
This instrument was prepared by and after recording should be mailed to: Roberto S. Miceli Kirkland & Ellis LLP 300 N. LaSalle Street Chicago, IL 60654

MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF RENTS AND FIXTURE FILING

AMP TRUCKS INC.,
an Indiana corporation
as Mortgagor

TO

WORKHORSE CUSTOM CHASSIS, LLC,
an Illinois limited liability company,
as Mortgagee

Dated as of March 13, 2013

LOCATION OF PREMISES

940 South State Road 32
Union City, Indiana 47390

Mortgagor’s Employee Identification No: _____________
Mortgagor’s Organizational Identification No: _____________

THIS INSTRUMENT IS A FINANCING STATEMENT FILED AS A FIXTURE FILING PURSUANT TO 1C 26-1-9.1-501 OF THE INDIANA CODE AND IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS UNDER THE NAMES OF MORTGAGOR, AS DEBTOR, AND MORTGAGEE, AS SECURED PARTY.

MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF RENTS AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND FIXTURE FILING (this “Mortgage”) is made and effective as of the 13th day of March, 2013, by and between AMP TRUCKS INC., an Indiana corporation, having an address at 100 Commerce Boulevard, Loveland, Ohio 45140 (hereinafter the “Mortgagor”), and WORKHORSE CUSTOM CHASSIS, LLC, an Illinois limited liability company, having an office at c/o Navistar, Inc., 2701 Navistar Drive, Lisle, IL 60532, as payee under the Promissory Note (as hereinafter defined) (hereinafter, the “Mortgagee”).  As used herein, the term “Promissory Note” shall mean that certain Secured Debenture dated as of March 13, 2013, made by Mortgagor as maker in favor or Mortgagee as payee.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Promissory Note.

W I T N E S S E T H:

That for and in consideration of the sum of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, and in order to secure the Secured Obligations (hereinafter defined) and other obligations of Mortgagor hereinafter set forth, Mortgagor hereby irrevocably mortgages and warrants perfect title and against all previous encumbrances to Mortgagee, its heirs, successors, successors-in-title and assigns, all of the following described interests in land, estates, easements, rights, improvements, personal property, fixtures, equipment, furniture, furnishings, appliances and appurtenances (hereinafter collectively referred to as the “Premises”):

A.           All of the right, title and interest of the Mortgagor in and to all that tract or parcel of land in the County of Randolph, State of Indiana, described on Exhibit A, attached hereto and incorporated herein by reference, such tract or parcel of land being hereinafter called the “Land”;

B.           The buildings, structures and improvements now or hereafter located on the Land (the “Improvements”), all of which are declared to be a part of the real estate encumbered hereby and shall not be removed from the Land without the prior written consent of Mortgagee, and all interest of Mortgagor in and to the streets and roads abutting the Land to the center lines thereof, the strips and gores within or adjoining the Land, the air space and right to use said air space above the Land, all rights of ingress and egress by pedestrians and motor vehicles to parking facilities on or within the Land, and all easements now or hereafter affecting the Land, royalties and all rights appertaining to the use and enjoyment of the Land, including, without limitation, alley, drainage, sewer, mineral, water, oil and gas rights, rights-of-way, vaults, ways, passages, water courses, water rights and powers, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining to the Land or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and the reversion and reversions, remainder and remainders thereof;

C.           All fixtures and articles of personal property and all appurtenances and additions thereto and substitutions or replacements thereof, now or hereafter attached to, contained in, used or intended to be incorporated in or used in connection with the Premises or placed on any part thereof, though not attached thereto, including, but not limited to, all building materials, screens, awnings, shades, blinds, curtains, draperies, carpets, rugs, furniture and furnishings, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and elevator plants, stoves, ovens (microwave, convection and others), refrigerators, freezers, ranges, vacuum cleaning systems, call systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, motors, machinery, pipes, appliances, equipment, fittings, fixtures and articles of personal property all of which are hereby declared and shall be deemed to be fixtures and accessions to the freehold or leasehold, as the case may be, and a part of the Premises as between the parties hereto and all persons claiming by, through or under them, and which shall be deemed to be a portion of the security for the Secured Obligations secured by this Mortgage, and all trade names, trademarks, tradestyles, service marks, copyrights, service contracts, computers and computer software, telephone equipment and systems, warranties, guarantees, business and building licenses and permits, architects and engineers plans, blueprints and drawings relating to the Premises (all of the items described in this paragraph C, the “Personal Property”);

D.           All leases, lettings and licenses of the Premises or any part thereof now or hereafter entered into by the Mortgagor as landlord (the “Leases”), and the rents, receipts, issues, profits, accounts receivable and revenues of the Premises from time to time accruing under the Leases (including without limitation all rental payments, tenant security deposits and escrow funds) including, without limitation, the right to receive and collect the rents, issues and profits payable thereunder (the “Rents”);

E.           All extensions, improvements, betterments, renewals, substitutions and replacements of, and all additions and appurtenances to, the foregoing, hereafter acquired by, or released to, Mortgagor, or constructed, assembled or placed thereon, and all conversions of the security constituted thereby, which immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further conveyance, assignment or other act by Mortgagor, shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described herein;

F.           All unearned premiums, accrued, accruing or to accrue under insurance policies now or hereafter obtained by Mortgagor in respect of any of the foregoing and all proceeds of the conversion, voluntary or involuntary, of the foregoing or any part thereof into cash or liquidated claims, including, without limitation, proceeds of claims under hazard and title insurance policies and all awards and compensation heretofore and hereafter made to the present and all subsequent owners of the foregoing by any governmental or other lawful authorities for the taking by eminent domain, condemnation or otherwise, of all or any part of the Premises or any easement therein, including awards for any change of grade of streets; and

G.           All products and proceeds of any of the foregoing including all such proceeds acquired with cash proceeds in whatever form, whether real or personal property and, if personalty, whether such property shall constitute “goods,” “accounts,” “inventory,” “equipment,” “instruments,” “chattel paper,” “documents” or “general intangibles,” all as defined under Article 9 of the Uniform Commercial Code in effect in the State of Indiana.

TO HAVE AND TO HOLD the Premises, together with all of the rights, privileges and appurtenances thereunto belonging, and every part thereof unto Mortgagee, its successors and assigns, forever.

AND Mortgagor covenants that Mortgagor is lawfully seized and possessed of a good and marketable title and has good right to convey the same, that the same are unencumbered (except to the extent permitted under the Promissory Note), and that Mortgagor does warrant and will forever defend the title thereto against the claims of all persons whomsoever.

PROVIDED, HOWEVER, that if the Mortgagor shall pay or cause to be paid and shall perform the Secured Obligations in full, and no other Secured Obligations shall then be outstanding, and the Mortgagor shall perform all covenants contained herein in a timely manner, then this Mortgage and the estate created hereby shall cease, determine, and be utterly null and void; otherwise this Mortgage and said estate shall be and remain in full force and effect and if an Event of Default occurs, Mortgagee is authorized to foreclose and sell the Premises under power of sale or by judicial proceeding according to applicable law and as provided herein.

THIS INSTRUMENT IS A MORTGAGE pursuant to the laws of the State of Indiana governing mortgages, and is also a security agreement granting a present and continuing security interest and security title in the portion of the Premises constituting personal property or fixtures, and a financing statement filed as a fixture filing, pursuant to the Uniform Commercial Code of the State of Indiana.

THIS MORTGAGE is made and intended to secure payment and performance of the following (collectively, the “Secured Obligations”):  (i) all obligations, whether for principal, interest (including without limitation interest which but for the filing of a petition in bankruptcy would accrue on the obligations), fees and other amounts, and whether such obligations are from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred under the Promissory Note; (ii) any and all renewal or renewals, extension or extensions, modification or modifications of the Promissory Note, and substitution or substitutions for the Promissory Note, either in whole or in part; (iii) all advances, if any, made by Mortgagee pursuant to the terms of this Mortgage; (iv) all expenses incident to the collection of the indebtedness secured by this Mortgage; and (v) all duties and obligations of Mortgagor under this Mortgage or the “Promissory Note and Security Agreement” (as defined in the Asset Purchase Agreement, dated as of March 4, 2013, by and between Mortgagor and Mortgagee).

       Mortgagor hereby further covenants and agrees with Mortgagee as follows:

ARTICLE I

Section 1.1       Junior Encumbrances.  Without the prior written consent of Mortgagee, Mortgagor shall not create or permit to exist any liens or encumbrances on the Premises, except as permitted under the Promissory Note.

Section 1.2       Performance of Secured Obligations by Mortgagor.

(a)           Payment Obligations. Mortgagor shall pay, when due and payable: (i) the Secured Obligations in accordance with the terms and conditions of the instruments evidencing the same; (ii) all taxes, all assessments, general or special regulatory fees, and all other charges levied or imposed upon or assessed or placed or made against the Premises, this Mortgage, the Promissory Note or the Secured Obligations or any interest of Mortgagee or its affiliates in the Premises, this Mortgage, the Promissory Note or the Secured Obligations; (iii) premiums on policies of fire and casualty insurance covering the Premises required by this Mortgage or now or hereafter required by Mortgagee; (iv) premiums on all other insurance policies required by this Mortgage or now or hereafter required by Mortgagee in connection with the Premises or the Secured Obligations or any part of either; and (v) all ground rents, lease rentals and other payments respecting the Premises payable by Mortgagor.  Mortgagor shall promptly deliver to Mortgagee, upon request by Mortgagee, receipts showing payment in full of all of the foregoing items, other than the Secured Obligations.

(b)          Performance Obligations.  Mortgagor shall fully and timely perform all other Secured Obligations.

Section 1.3       Mortgagee’s Acts on Behalf of Mortgagor.  In the event Mortgagor shall either fail or refuse to pay or cause to be paid, as the same shall become due and payable, any item (including all items specified in Section 1.2 hereof) which Mortgagor is required to pay hereunder or which Mortgagor may pay to cure a default under this Mortgage, or in the event Mortgagor shall either fail or refuse to do or perform any act which Mortgagor is obligated to do or perform under this Mortgage or which Mortgagor may do or perform to cure a default under this Mortgage, or in the event Mortgagee shall be required, or shall find it necessary or desirable in Mortgagee’s discretion, to defend, enforce or protect any of the rights and benefits accruing to Mortgagee under any provision of this Mortgage (including, without limitation, Mortgagee’s interest in the Premises, insurance and condemnation proceeds and the Rents), then Mortgagee, at Mortgagee’s option, may make such payment or do or perform such act on behalf of Mortgagor, or proceed in any manner to defend, enforce or protect any such rights and benefits.  All such payments made by Mortgagee and all costs and expenses incurred by Mortgagee in doing or performing all such acts shall be and shall become part of the Secured Obligations and shall bear interest at the default rate as set forth in the Promissory Note from the date paid or incurred by Mortgagee, and the interest thereon shall also be part of the Secured Obligations.

Section 1.4       Further Assurances.  Mortgagor shall at any time, and from time to time, upon request by Mortgagee, make, execute and deliver, or cause to be made, executed and delivered, any and all other and further instruments, documents, certificates, agreements, letters, representations and other writings as may be reasonably necessary or desirable, in the opinion of Mortgagee, in order to effectuate, complete, correct, perfect or continue and preserve the lien, security interest and security title of Mortgagee under this Mortgage.  Mortgagor shall, upon request by Mortgagee, certify in writing to Mortgagee, or to any proposed assignee of this Mortgage, the amount of principal and interest then owing on the Secured Obligations and whether or not any setoffs or defenses exist against all or any part of the Secured Obligations.

Section 1.5       Rents and Leases.  Cumulative of all rights and remedies herein provided for, Mortgagor hereby absolutely and presently assigns to Mortgagee all existing and future Rents; provided, however, that so long as no Event of Default exists under this Mortgage, Mortgagor may collect Rents and retain or apply such Rents in accordance with the Promissory Note.  Mortgagor shall fully and faithfully perform all of the duties and obligations of the lessor, landlord or owner of the Premises under the Leases and observe, satisfy and comply with all of the terms, covenants, conditions, agreements, requirements, restrictions and provisions of the Leases, and do all acts otherwise necessary to maintain and preserve the Rents and prevent any diminishment or impairment of the value of the Leases or the Rents or the interest of Mortgagor or Mortgagee therein or thereunder.  Without the prior written consent of Mortgagee, Mortgagor shall not further assign the Rents or the Leases, shall not terminate, alter, modify, or amend in any respect, or accept the surrender of, any of the Leases, and shall not collect Rents for more than one (1) month in advance; provided, however, that so long as no Event of Default exists under this Mortgage, Mortgagor may alter, modify amend or terminate any of the Leases in the ordinary course of business, but only if and to the extent that such modification, amendment, alteration or termination is consistent with the requirements of the Promissory Note.  Mortgagor shall procure and deliver to Mortgagee upon request, but not more often than quarterly, estoppel letters or certificates from each lessee, tenant, occupant in possession and other user of the Premises or any part thereof, as required by and in form and substance satisfactory to Mortgagee, and shall deliver to Mortgagee a recordable assignment of all of Mortgagor’s interest in all Leases, which assignment shall be in form and substance satisfactory to Mortgagee, together with proof of due service of a copy of such assignment on each lessee, tenant, occupant in possession or other user of the Premises or any part thereof.  Notwithstanding anything to the contrary in this Agreement, Mortgagor shall not enter into any Leases without the consent of the Required Mortgagee, in their reasonable discretion.

Section 1.6       Maintenance and Repair.  Mortgagor shall maintain the Premises in good condition and repair, shall not commit or suffer any actual or threatened waste to the Premises, and shall comply with, or cause to be complied with, all statutes, ordinances, rules, regulations, and directives of any governmental authority relating to the Premises or any part thereof or the use or occupancy of the Premises or any part thereof.  No part of the Premises, including but not limited to any of the Improvements, shall be removed, demolished or materially altered without the prior written consent of the Required Mortgagee.  If at any time during the continuance of the Secured Obligations any addition, alteration, change, repair, reconstruction or other work on the Premises, of any nature, structural or otherwise, becomes necessary or desirable because of damage to or destruction of the Premises or any part thereof or any change of law, the entire expense thereof, regardless of when the same shall be incurred or become due, shall be the sole obligation and responsibility of Mortgagor, and Mortgagor shall pay the entire expense thereof promptly when due.  Mortgagor shall not initiate, join in, consent to or acquiesce in any change in any private restrictive covenant, zoning ordinance or other public or private restriction limiting or defining the use which may be made of the Premises or any part thereof.

Section 1.7       Insurance.  Mortgagor shall keep the Premises insured against loss or damage by fire and such other casualties and risks as reasonably approved by Mortgagor.  In the event of a foreclosure and sale by Mortgagee of the Premises, the purchaser of the Premises shall succeed to all rights of Mortgagor in and to such policies, including the right to the refund of unearned premiums and to dividends thereunder, and Mortgagee may, at Mortgagee’s election, assign and deliver the policies to such purchaser without any warranty or representation, express or implied, and without recourse.  In the event of damage to or destruction of the Premises or any part thereof, the terms of the Promissory Note shall govern the disposition of insurance proceeds and reconstruction of damaged improvements.

Section 1.8       Condemnation.  Notwithstanding any injury or damage to, or loss of, the Premises or any part thereof as a result of the exercise of the right of eminent domain, Mortgagor shall continue to pay the Secured Obligations.  All sums paid or payable to Mortgagor by reason of any injury or damage to, or loss of, the Premises or any part thereof as a result of the exercise of the right of eminent domain shall be delivered to Mortgagee, and Mortgagee, at Mortgagee’s option and at Mortgagee’s sole discretion, may either (i) apply the sum or any part thereof to payment of the Secured Obligations, in such order as Mortgagee may determine, or (ii) require Mortgagor to repair, replace or reconstruct the Premises or any part thereof and disburse such sums to Mortgagor to be applied against the costs and expenses thereof as incurred or paid by Mortgagor, pursuant to a disbursement procedure, and under such other terms and conditions, as shall be acceptable to Mortgagee.  Notwithstanding anything to the contrary in this Section 1.8, Mortgagor may be entitled to use certain proceeds from a condemnation event to the extent set forth in the Promissory Note.

Section 1.9       Inspection.  Upon reasonable prior notice (unless an Event of Default then exists), but not more frequently than twice a year (unless an Event of Default then exists) Mortgagor shall permit any person designated by any Mortgagee to visit and inspect the Premises, to examine the books of account and other records of Mortgagor with respect to the Premises, and to discuss the affairs, finances and accounts of Mortgagor with and to be advised as to the same by Mortgagor or a knowledgeable and duly authorized representative of Mortgagor, all at such reasonable times and intervals as any Mortgagee may desire subject to the provisions of the Promissory Note.

Section 1.10     Restriction on Transfer. Without the prior written consent of Mortgagee thereto (which consent may be granted or withheld at Mortgagee’s sole and absolute discretion) and the recordation of such consent in the public deed records of the County in which the Premises or any part thereof is located, prior to the cancellation, satisfaction and release by Mortgagee of this Mortgage, neither Mortgagor nor any party comprising Mortgagor shall grant, bargain, sell, convey, transfer, assign or exchange (i) all or any portion of the Premises, or (ii) the interest of Mortgagor or such other party in the Premises.  The foregoing proscription shall apply to any such sale, conveyance, transfer, assignment or exchange, whether made with or without consideration, and whether arising voluntarily or involuntarily, by reason of merger, consolidation or reorganization, by operation of law, or otherwise.

Section 1.11     Subrogation.  Mortgagee shall be subrogated to all right, title, equity, liens and claims of all persons to whom Mortgagee has paid or pays money in settlement of claims, liens, encumbrances or charges or in the acquisition of any right or title for Mortgagee’s benefit under this Mortgage or for the benefit and account of Mortgagor.

Section 1.12     Flood Insurance.  Mortgagor represents and certifies to Mortgagee that, to the best of the knowledge of Mortgagor, no part of the Premises lies within a “special flood hazard area” as defined and specified by the Federal Emergency Management Agency pursuant to the Flood Disaster Protection Act of 1973.  In the event Mortgagee determines that any portion of the Land upon which any Improvements are located is in fact within such a “special flood hazard area”, then Mortgagor, upon receiving written notice from Mortgagee of such determination:  (i) shall promptly purchase and pay the premiums for such flood insurance policies as Mortgagee requires; and (ii) shall deliver such policies to Mortgagee together with evidence satisfactory to Mortgagee that the premiums therefor have been paid.  Such policies of flood insurance shall be in a form satisfactory to Mortgagee, shall name Mortgagee as an insured thereunder, shall provide that losses thereunder be payable to Mortgagee pursuant to such forms of loss payable clause as Mortgagee may approve, shall be for an amount at least equal to the Secured Obligations or the maximum limit of coverage made available with respect to the Premises under the National Flood Insurance Act of 1968, as amended, whichever is less, and shall be noncancellable as to Mortgagee except upon thirty (30) days prior written notice given by the insurer to Mortgagee.  Within fifteen (15) days prior to the expiration date of each such flood insurance policy, Mortgagor shall deliver to Mortgagee a renewal policy or endorsement together with evidence satisfactory to Mortgagee that the premium therefor has been paid.

Section 1.13     Escrow Deposit.  In order to further secure the payment of the taxes, special assessments and insurance premiums payable with respect to the Premises, upon request therefor by Mortgagee following the occurrence of and during the continuation of an Event of Default, Mortgagor shall deposit with Mortgagee, on the due date of each monthly installment due in respect of the Secured Obligations (or, in the event the Secured Obligations shall not then be paid in monthly installments, on the first (1st) day of each calendar month), a sum which, in the estimation of Mortgagee, shall be equal to one-twelfth (1/12) of the amount of annual taxes, special assessments and casualty insurance premiums payable with respect to the Premises.  The deposit shall be held by Mortgagee, free of interest, and free of any liens or claims on the part of creditors of Mortgagor and as part of the security of Mortgagee, and shall be used by Mortgagee to pay current taxes, special assessments and casualty insurance premiums on the Premises as the same accrue and are payable.  The deposit shall not be, nor be deemed to be, trust funds, but may be commingled with the general funds of Mortgagee.  If such deposits are insufficient to pay such taxes, special assessments and casualty insurance premiums in full as the same become payable, Mortgagor shall deposit with Mortgagee such additional sum or sums as may be required in order for Mortgagee to pay such taxes, special assessments and casualty insurance premiums in full.  Upon any default hereunder, Mortgagee, at Mortgagee’s option, may apply said deposit, or any part thereof, to the payment of the Secured Obligations in such order as Mortgagee may determine.  Upon the payment in full of the Secured Obligations and the cancellation and satisfaction of record of this Mortgage, Mortgagee shall refund to Mortgagor any such sums then on deposit with Mortgagee.  The term “taxes” as used in this Section shall include real property ad valorem taxes, sanitary taxes, personal property ad valorem taxes and any other tax which may be or become a lien against the Premises.

Section 1.14     Rules, Regulations.  Mortgagor hereby represents, warrants and covenants:  (i) that Mortgagor shall comply with all laws, ordinances, rules, regulations, covenants, conditions, and restrictions affecting the Premises and shall not commit or permit any act upon or concerning the Premises in violation of any such laws, ordinances, rules, regulations, and except as set forth in the title commitment for the Premises or as otherwise disclosed to Mortgagee in writing, covenants, conditions, and restrictions; and (ii) that, to the best of Mortgagor’s actual knowledge, the location, construction, occupancy, operation and actual or intended use of the Premises do not violate any applicable law, ordinance, rule, regulation, covenant, condition or restriction affecting the Premises.  Mortgagor agrees to indemnify and hold Mortgagee and each Mortgagee harmless from and against, and shall reimburse Mortgagee for, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees and court costs) arising out of or in connection with the breach of any representation or warranty of Mortgagor set forth in this Section 1.14 and the failure of Mortgagor to perform any obligation herein required to be performed by Mortgagor.

Section 1.15    Hazardous Materials.  (a)  Mortgagor hereby represents and warrants and covenants to and for the benefit of Mortgagee that the Premises have not been and will not be used or operated in any manner that violated or will result in a violation of any environmental law or resulted or will result in a Hazardous Materials Contamination of the Premises or any portion thereof.  The term “Hazardous Materials Contamination” shall mean and refer to the contamination of the Premises or any portion thereof, or the soil, surface water, ground water, air, or other elements on, or of, the Premises or any portion thereof, or the buildings, facilities, soil, surface water, ground water, air, or other elements on, or of, any other property, as a result of Hazardous Materials at any time emanating from, migrating onto, or stored, used, treated, manufactured or disposed of on, the Premises or any portion thereof other than use and storage of customary office and medical supplies typical in Mortgagor’s industry, which use and storage shall be in accordance with all applicable environmental laws.

(b)           Mortgagor shall notify Mortgagee promptly of any written notice or order which Mortgagor receives from any Governmental Authority with respect to Mortgagor’s potential liability for the release or threat of release of any Hazardous Materials, or compliance with any environmental law or Laws, and shall promptly take any and all actions necessary to bring the Premises and its operations at the Premises into compliance with all environmental laws, and shall fully comply with the requirements of all environmental laws which at any time are applicable to the Premises and its operations at the Premises.

(c)           In addition to and without limiting the generality of any other provisions of this Mortgage, Mortgagor shall and hereby does indemnify and hold Mortgagee and each Mortgagee and each of their respective officers, directors, employees, shareholders, partners, representatives and agents harmless from and against any and all losses, damages, expenses, fees, claims, demands, causes of action, judgments, costs, and liabilities, including, but not limited to, reasonable attorney’s fees and costs of litigation, and costs and expenses of response, remedial and corrective work and other clean up activities, arising out of or in any manner connected with (i) the “release” or “threatened release” (as those terms are defined in CERCLA and the rules and regulations promulgated thereunder, as from time to time amended) of any Hazardous Materials by Mortgagor or Mortgagor’s employees, agents, delegees, invitees, licensees, concessionaires, contractors or representatives; (ii) an occurrence of Hazardous Materials Contamination on or about the Premises; (iii) any failure by Mortgagor to comply with any environmental law or environmental permit applicable to the Premises or any use thereof; or (iv) the filing of a lien against the Premises or any part thereof in favor of any governmental entity under any environmental law.

(d)           The indemnification provisions contained in sub-Section (c) hereinabove shall survive any payment or satisfaction of the Secured Obligations and any acquisition of the Premises by Mortgagee pursuant to the power of sale contained in this Mortgage, by judicial foreclosure, by conveyance in lieu of foreclosure or otherwise, and such provisions shall remain in full force and effect as long as the possibility exists that Mortgagee or any Mortgagee may suffer or incur any such losses, damages, expenses, fees, claims, demands, causes of action, judgments, costs and liabilities.

Section 1.16     Public Accommodation Laws.  Mortgagor hereby represents and warrants that to the best of Mortgagor’s actual knowledge, the Premises currently comply in all material respects with requirements of the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., and the regulations promulgated thereunder, and all other federal, state or local laws, ordinances, governmental rules and regulations regarding public accommodations (collectively “Public Accommodation Laws”), and Mortgagor covenants and agrees that the Premises shall at all times remain in full compliance with all Public Accommodation Laws now or hereafter in effect.

Section 1.17     Security Agreement.

(a)           Except to the extent personal property is utilized at the Premises by Mortgagor under lease from another Person, with respect to the machinery, apparatus, equipment, fittings, fixtures, building supplies and materials, articles of personal property, chattels, chattel paper, documents, inventory, accounts, consumer goods and general intangibles referred to or described in this Mortgage, or in any way connected with the use and enjoyment of the Premises, this Mortgage is hereby made and declared to be a security agreement granting to Mortgagee a present and continuing security interest in each and every item of such property included herein to secure the Secured Obligations, in compliance with the provisions of the Revised Uniform Commercial Code as enacted in the State of Indiana.  Mortgagor hereby authorizes Mortgagee, at any time and from time to time, to file a Uniform Commercial Code financing statement or statements reciting this Mortgage to be a security agreement affecting all of such property to perfect such security interest.  The remedies for any violation of the covenants, terms and conditions of the security agreement contained in this Mortgage shall be (i) as prescribed herein, or (ii) as prescribed by general law, or (iii) as prescribed by the specific statutory consequences now or hereafter enacted and specified in said Uniform Commercial Code, all at Mortgagee’s sole election.  Mortgagor and Mortgagee agree that the filing of such financing statement or statements in the records normally having to do with personal property shall not in any way affect the agreement of Mortgagor and Mortgagee that Mortgagor’s right, title and interest in and to everything used in connection with the production of income from the Premises or adapted for use therein (except for removable personal property) or which is described or reflected in this Mortgage, is, and at all times and for all purposes and in all proceedings, legal or equitable, shall be regarded as part of the real estate conveyed hereby regardless of whether (a) any such item is physically attached to the improvements, (b) serial numbers are used for the better identification of certain items capable of being thus identified in an exhibit to this Mortgage, or (c) any such item is referred to or reflected in any such financing statement or statements so filed at any time.  Similarly, the mention in any such financing statement or statements of the rights in and to (aa) the proceeds of any fire and/or hazard insurance policy, or (bb) any award in eminent domain proceedings for a taking or for loss of value, or (cc) Mortgagor’s interest as lessor in any present or future lease or rights to income growing out of the use and/or occupancy of the Premises, whether pursuant to lease or otherwise, shall not in any way alter any of the rights of Mortgagee as determined by this Mortgage or affect the priority of Mortgagee’s security interest granted hereby or by any other recorded document, it being understood and agreed that such mention in such financing statement or statements is solely for the protection of Mortgagee in the event any court shall at any time hold with respect to the foregoing clauses (aa), (bb) or (cc) of this sentence, that notice of Mortgagee’s priority of interest to be effective against a particular class of persons, must be filed in the Uniform Commercial Code records.

(b)           Mortgagor warrants that (i) Mortgagor’s (that is “Debtor’s”) name, identity or corporate structure and residence or principal place of business are as set forth in Section 1.17(c) hereof; and (ii) Mortgagor (that is “Debtor”) is and has been using or operating under said name, identity or corporate structure without change; except as otherwise disclosed in writing to Mortgagee as of the date hereof.  Mortgagor covenants and agrees that Mortgagor will furnish Mortgagee with notice of any change in the matters addressed by clauses (i) or (ii) of this Section 1.17(b) within thirty (30) days of the effective date of any such change and Mortgagor will promptly execute any financing statements or other instruments deemed necessary by Mortgagee to prevent any filed financing statement from becoming misleading or losing its perfected status.

(c)           Mortgagor represents and warrants to Mortgagee that: (i) Mortgagor has the full power, authority and legal right to pledge and convey all of the collateral described in Section 1.17(a) (the “UCC Collateral”); (ii) that Mortgagor is the legal and beneficial owner of the UCC Collateral; (iii) that the UCC Collateral is free and clear of any lien except for (1) the lien and security interest created by this Mortgage, and (2) liens permitted by the Promissory Note; (iv) Mortgagor is and at all times will be the sole beneficial owner of the UCC Collateral; and (v) Mortgagor is a corporation, incorporated in the State of Indiana, under the name AMP Trucks Inc., with its principal place of business at 100 Commerce Drive, Loveland, Ohio 45140.

Section 1.18     Expenses.  Mortgagor will pay or reimburse Mortgagee, upon demand therefor, for all reasonable attorney’s fees, costs and expenses incurred by Mortgagee and each Mortgagee in any suit, action, legal proceeding or dispute of any kind in which Mortgagee is made a party or appears as party plaintiff or defendant, affecting the Secured Obligations, this Mortgage or the interest created herein, or the Premises, including, but not limited to, the exercise of the power of sale contained in this Mortgage, any condemnation action involving the Premises or any action to protect the security hereof; and any such amounts paid by Mortgagee shall be added to the Secured Obligations and shall be secured by this Mortgage.

ARTICLE II

Section 2.1       Defaults.  The terms “Event of Default” or “Events of Default”, wherever used in this Mortgage, shall mean any one or more of the following events:

(a)           The occurrence of any Event of Default, as defined in the Promissory Note; or

(b)           The failure by Mortgagor to comply with any of the terms, conditions, covenants and agreements contained in this Mortgage (after giving effect to any applicable grace or cure periods stated herein or in the Promissory Note); or

(c)           Notwithstanding anything to the contrary contained herein, in the event that any lien or other encumbrance is filed against the Premises or against the Mortgagor which according to law is superior to the lien or encumbrance created by this Mortgage (except for a lien for real property taxes which are not yet due and payable), or if any claim of priority to this Mortgage by title, lien or otherwise is asserted in any legal or equitable proceeding, and Mortgagor does not provide Mortgagee, within ninety (90) days of Mortgagor’s actual notice of such lien or claim, with reasonably satisfactory assurance from the insurance company providing title insurance to Mortgagee for the Premises that Mortgagee has title insurance coverage over such superior lien or claim, or Mortgagor does not remove, satisfy or bond such lien or claim within ninety (90) days of Mortgagor’s actual notice thereof, Mortgagee may at its option declare an Event of Default hereunder without any further grace or cure periods in favor of Mortgagor.

Mortgagor agrees that nothing contained in this Section 2.1 shall be construed to require Mortgagee to delay in exercising any remedy other than beyond any applicable grace or curative period.  Any periods of grace, cure or notice provided for the benefit of Mortgagor in this Mortgage and in the Promissory Note shall run concurrently and not consecutively.  Except as specifically set forth in this Article II, Mortgagor shall not be entitled to receive any notice of or time to cure an Event of Default under the provisions of this Mortgage.

Section 2.2       Acceleration of Maturity.  If an Event of Default shall have occurred then the entire Secured Obligations shall, at the option of Mortgagee, immediately become due and payable without notice, except as specifically provided herein or in the Promissory Note, time being of the essence of this Mortgage; and no omission on the part of Mortgagee to exercise such option when entitled to do so shall be construed as a waiver of such right.

Section 2.3       Right to Enter and Take Possession.

(a)           If an Event of Default shall have occurred and be continuing, Mortgagor, upon demand of Mortgagee, shall forthwith surrender to Mortgagee the actual possession of the Premises and if, and to the extent, permitted by law, Mortgagee itself, or by such officers or agents as it may appoint, may enter and take possession of all the Premises without the appointment of a receiver, or an application therefor, and may exclude Mortgagor and its agents and employees wholly therefrom, and may have joint access with Mortgagor to the books, papers and accounts of Mortgagor relating to the Premises.

(b)           If Mortgagor shall for any reason fail to surrender or deliver the Premises or any part thereof after any such lawful demand by Mortgagee, Mortgagee may obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Premises to Mortgagee, and Mortgagor hereby specifically covenants and agrees that Mortgagor will not oppose, contest or otherwise hinder or delay Mortgagee in any action or proceeding by Mortgagee to obtain such judgment or decree.  Mortgagor will pay to Mortgagee, upon demand, all expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents as shall have been incurred; and all such expenses and compensation shall, until paid, become part of the Secured Obligations and shall be secured by this Mortgage.

(c)           Upon every such entering upon or taking of possession, Mortgagee may hold, store, use, operate, manage and control and maintain the Premises and conduct the business thereof, and, from time to time (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon and purchase or otherwise acquire additional fixtures, personalty and other property; (ii) insure or keep the Premises insured; (iii) manage and operate the Premises and exercise all the rights and power of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same; and (iv) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as Mortgagee from time to time may determine to be in its best interest.  Mortgagee may collect and receive all the income, rents, issues, profits and revenues from the Premises, including those past due as well as those accruing thereafter, and Mortgagee may apply any money and proceeds received by Mortgagee, in whatever order or priority Mortgagee in its sole discretion may determine, to the payment of (i) all expenses of taking, holding, managing and operating the Premises (including reasonable compensation for the services of all persons employed for such purposes); (ii) the cost of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions; (iii) the cost of such insurance; (iv) such taxes, assessments and other similar charges as Mortgagee may at its option pay; (v) other proper charges upon the Premises or any part thereof; (vi) the reasonable compensation, expenses and disbursements of the attorneys and agents of Mortgagee; (vii) accrued interest; (viii) deposits required in Section 1.13 and other sums required to be paid under this Mortgage; and (ix) overdue installments of principal.  Anything in this Section 2.3 to the contrary notwithstanding, Mortgagee shall not be obligated to discharge or perform the duties of a landlord to any tenant or incur any liability as the result of any exercise by Mortgagee of its rights under this Mortgage, nor shall Mortgagee be responsible or liable for any waste committed on the Premises by any tenant or other person or for any dangerous or defective condition of the Premises, or for any negligence in the management, upkeep, repair or control of the Premises resulting in any loss, injury or death to any tenant, licensee, employee, or stranger, and Mortgagee shall be liable to account only for the rents, incomes, issues, profits and revenues actually received by Mortgagee.

(d)           For the purpose of carrying out the provisions of this Section 2.3, the Mortgagor hereby constitutes and appoints the Mortgagee the true and lawful attorney-in-fact of the Mortgagor to do and perform, from time to time, any and all actions necessary and incidental to such purpose and does, by these presents, ratify and confirm any and all actions of said attorney-in-fact.

(e)           In the event that all such interest, deposits and principal payments and other sums due under any of the terms, covenants, conditions and agreements of this Mortgage shall be paid and all Events of Defaults shall be cured, and as a result thereof Mortgagee surrenders possession of the Premises to Mortgagor, the same right of taking possession shall continue to exist if any subsequent Event of Default shall occur.

Section 2.4       Performance by Mortgagee.  If Mortgagor shall default in the payment, performance or observance of any term, covenant or condition of this Mortgage and after the expiration of any applicable notice and cure period, if any, Mortgagee may, at its option, pay, perform or observe the same, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be secured hereby and shall be, upon demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the rate set forth in the Promissory Note.  Mortgagee shall be the sole judge of the necessity for any such actions and of the amounts to be paid.  Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without thereby becoming liable to Mortgagor or any person in possession holding under Mortgagor.

Section 2.5       Receiver.  If an Event of Default shall have occurred and be continuing, Mortgagee, upon application to a court of competent jurisdiction, and to the extent permitted by law, shall be entitled as a matter of strict right without regard to the adequacy or value of any security for the indebtedness secured hereby or the solvency of any party bound for its payment, to the appointment of a receiver to take possession of and to operate the Premises and to collect and apply the rents, issues, profits and revenues thereof.  The receiver shall have all the rights and powers permitted under the laws of the State of Indiana.  Mortgagor will pay to Mortgagee upon demand all expenses, including receiver’s fees, attorney’s fees, costs and agent’s compensation, incurred pursuant to the provisions of this Section 2.5; and any such amounts paid by Mortgagee shall be added to the Secured Obligations and shall be secured by this Mortgage.

Section 2.6       Enforcement.  If an Event of Default shall have occurred and be continuing, Mortgagee, at its option, may:

(a)           Bring a court action at law or in equity (1) to foreclose this Mortgage, (2) to sue the Mortgagor for damages on account of said default, (3) for specific performance of any provision herein, or (4) to enforce the provisions or any of the Secured Obligations or obligations secured by this Mortgage, any or all, concurrently or otherwise, and one action or suit shall not abate or be a bar to or waiver of Mortgagee’s right to institute or maintain the other, provided that Mortgagee shall have only one payment and satisfaction of the Secured Obligations;

(b)           Exercise any other right or remedy available under law or in equity;

(c)           If an Event of Default exists, the Mortgagee, at its option, shall have the right, power and authority, without taking possession, in the Mortgagee’s own name, to demand, collect, receive, sue for, attach and levy all of the Rents, profits, issues and revenues from the Premises, to give proper receipts, releases and acquittances therefor, and to apply the proceeds thereof as set forth in Section 2.9 hereof.

Section 2.7       UCC Remedies. In addition to the foregoing powers, Mortgagee shall have and may exercise with respect to any or all of the Personal Property, all rights, remedies and powers of a secured party under the Indiana Revised Uniform Commercial Code (and other applicable similar statutes) including without limitation, the right and power to sell at public or private sale or sales or otherwise dispose of, lease or utilize the Personal Property and any part or parts thereof in any manner, to the fullest extent authorized or permitted under the Indiana Revised Uniform Commercial Code, without regard to preservation of the Premises or its value and without the necessity of a court order.  Mortgagee shall have, among other rights, the right to take possession of the Premises and to enter upon any premises where the same may be situated for the purpose of repossessing the same without being guilty of trespass and without liability for damages occasioned thereby and the right to take any action deemed appropriate or desirable by Mortgagee, at its option and in its sole discretion, to repair, restore or otherwise prepare the Personal Property for sale or lease or other use or disposition. To the extent permitted by law, Mortgagor expressly waives any rights and remedies of Mortgagee with respect to, and the formalities described by law relative to, the sale or disposition of the Personal Property, or to the exercise of any other right or remedy of Mortgagee existing after the occurrence of an Event of Default.  Mortgagor agrees that in the event notice is given to Mortgagor in accordance with the provisions hereof at least seven (7) days before the time of the sale or other disposition, such notice shall be deemed reasonable and shall fully satisfy any requirement for the giving of notice.  Mortgagor hereby grants Mortgagee the right, at its option after the occurrence of an Event of Default, to transfer at any time to itself or its nominee the Personal Property or any part thereof and to receive the moneys, income, proceeds and benefits attributable to the same and to hold the same as part of the Personal Property or to apply it on, or as a reserve against, the Secured Obligations in such order and manner as Mortgagee may elect.

Section 2.8       Waiver of Rights.  Mortgagor waives all rights to direct the order or manner in which any of the Premises will be sold in the event of any sale under this Mortgage, and also any right to have any of the Premises marshalled upon any sale.  Mortgagee may in its discretion sell all the personal and real property together or in parts, in one or more sales, and in any sequence Mortgagee selects.

Section 2.9       Application of Proceeds of Sale.  Subject to the terms of the Promissory Note, in the event of a foreclosure or a sale of all or any portion of the Premises under the power herein granted, the proceeds of said foreclosure or sale shall be applied:

First, to the payment of the costs and expenses of such foreclosure or sale, or other realization, including reasonable compensation to Mortgagee and its agents and counsel, and all expenses, liabilities and advances made or incurred by Mortgagee in connection therewith;

Second, to the payment of the Secured Obligations in such order as Mortgagee shall determine; and

Third, only after indefeasible payment in full of all Secured Obligations, to Mortgagor, or its respective successors or permitted assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

Section 2.10     Mortgagor as Tenant Holding Over.  In the event of any such foreclosure sale or sales under the power herein granted, if Mortgagor or any person in possession of the Premises under Mortgagor fails to surrender possession of the Premises to Mortgagee within ten (10) days after written demand for possession, Mortgagor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over.

Section 2.11     Waiver of Appraisement, Valuation, Etc.  Mortgagor agrees to the full extent permitted by law, that in case of an Event of Default on the part of Mortgagor hereunder and after expiration of any applicable cure period, if any, neither Mortgagor nor anyone claiming through or under Mortgagor shall or will set up, claim or seek to take advantage of any moratorium, forbearance, appraisement, valuation, stay, extension, homestead, exemption or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, or the absolute sale of the Premises, or the delivery of possession thereof immediately after such sale to the purchaser at such sale, and Mortgagor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets subject to the security interest of this Mortgage marshalled upon any foreclosure or sale under the power herein granted.

Section 2.12     Waiver of Homestead.  Mortgagor hereby waives and renounces all homestead and exemption rights provided for by the Constitution and the laws of the United States and of any state, in and to the Premises as against the collection of the Secured Obligations, or any part thereof.

Section 2.13     Mortgagee’s Option to Foreclose.  At the option of the Mortgagee, this Mortgage may be foreclosed as provided by law or in equity, in which event Mortgagee’s reasonable attorney’s fees shall, among other costs and expenses, be allowed and paid out of the proceeds of the sale.  In the event Mortgagee exercises its option to foreclose the Mortgage in equity, Mortgagee may, at its option, foreclose this Mortgage subject to the rights of any tenants of the Premises, and the failure to make any such tenants parties to any such foreclosure proceeding and to foreclose their rights will not be, nor be asserted to be by the Mortgagor, a defense to any proceedings instituted by the Mortgagee to collect the sums secured hereby, or any deficiency remaining unpaid after the foreclosure sale of the Premises.

Section 2.14     Discontinuance of Proceedings.  In case Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceeding shall have been withdrawn, discontinued or abandoned for any reason, or shall have been determined adversely to Mortgagee, then and in every such case (i) Mortgagor and Mortgagee shall be restored to their former positions and rights, (ii) all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken, (iii) each and every Event of Default declared or occurring prior or subsequent to such withdrawal, discontinuance or abandonment and not cured shall be a continuing Event of Default, and (iv) none of this Mortgage, the Promissory Note, the Secured Obligations, or any other instrument concerned therewith, shall be or shall be deemed to have been reinstated or otherwise affected by such withdrawal, discontinuance or abandonment; and Mortgagor hereby expressly waives the benefit of any statute or rule of law now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the above.

Section 2.15     Remedies Cumulative.  No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage or by the Promissory Note is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

Section 2.16     Waiver.

(a)           No delay or omission of Mortgagee or its assigns under the Promissory Note or this Mortgage to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such breach or Event of Default, or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee.  No consent or waiver, expressed or implied, by Mortgagee to or of any breach or default by Mortgagor in the performance of the obligations thereof hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Mortgagor hereunder. Failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies of Mortgagee hereunder, except as expressly provided in the Promissory Note or in any instrument or instruments executed by Mortgagee.  Acceptance by Mortgagee or by any holder of the Promissory Note of any sum or payment from or on behalf of Mortgagor that is less than the then currently outstanding amount due under the Promissory Note, including, but not limited to, late charges, default interest, additional interest charges, accrued interest, escrow delinquencies, or payments on principal, or any combination thereof, shall not be construed to be a waiver of any of Mortgagee’s or such holder’s rights, powers or remedies under the Promissory Note to collect or to enforce payment of any such delinquent amount which remains due and owing after application of such lesser amount to the then current balance as provided in the Promissory Note.

(b)           No act or omission by Mortgagee shall release, discharge, modify, change or affect the original liability under this Mortgage, the Promissory Note or any other obligation of Mortgagor or any subsequent purchaser of the Premises or any part thereof, or any maker, co-signer, endorser, surety or guarantor, or preclude Mortgagee from exercising any right, power or privilege herein granted or intended to be granted in the event of any Event of Default then made or of any subsequent Event of Default, or alter the security title, security interest or lien of this Mortgage except as expressly provided in an instrument or instruments executed by Mortgagee. Without limiting the generality of the foregoing, Mortgagee may (i) grant forbearance or an extension of time for the payment of all or any portion of the Secured Obligations; (ii) take other or additional security for the payment of the Secured Obligations; (iii) waive or fail to exercise any right granted herein or in the Promissory Note; (iv) release any part of the Premises from the security interest or lien of this Mortgage or otherwise agree with Mortgagor to change any of the terms, covenants, conditions or agreements of this Mortgage or the Promissory Note; (v) consent to the filing of any map, plat or replat affecting the Premises; (vi) consent to the granting by Mortgagor of any easement or other right affecting the Premises; (vii) make or consent to any agreement subordinating the security title, security interest or lien hereof; or (viii) take or omit to take any action whatsoever with respect to this Mortgage, the Promissory Note, the Premises or any document or instrument evidencing, securing or in any way relating to the Secured Obligations; all without releasing, discharging, modifying, changing or affecting any such liability, or precluding Mortgagee from exercising any such right, power or privilege or affecting the security title, security interest or lien of this Mortgage except as expressly provided in the Promissory Note or in any instrument or instruments executed by Mortgagee.  In the event of the sale or transfer by operation of law or otherwise of all or any part of the Premises, Mortgagee, without notice, is hereby authorized and empowered to deal with any such vendee or transferee with reference to the Premises or the Secured Obligations, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing and/or discharging any liabilities, obligations or undertakings.

Section 2.17     Suits to Protect the Premises.  Mortgagee shall have power to institute and maintain such suits and proceedings as it may deem expedient, in its commercially reasonable judgment, (i) to prevent any impairment of the Premises by any acts which may be unlawful or constitute an Event of Default under this Mortgage, (ii) to preserve or protect its interest in the Premises and in the income, rents, issues, profits and revenues arising therefrom, and (iii) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the security hereunder or be prejudicial to the interest of Mortgagee.

Section 2.18     Proofs of Claim.  In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, its creditors, its property, or any endorser or guarantor of the Promissory Note, Mortgagee, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the entire amount of the Secured Obligations at the date of the institution of such proceedings and for any additional amount which may become due and payable by Mortgagor hereunder after such date.

SECTION 2.19         WAIVER OF MORTGAGOR’S RIGHTS.  BY EXECUTION OF THIS MORTGAGE MORTGAGOR EXPRESSLY:  (A) ACKNOWLEDGES THE RIGHT OF MORTGAGEE TO ACCELERATE THE SECURED OBLIGATIONS EVIDENCED BY THE PROMISSORY NOTE AND ANY OTHER INDEBTEDNESS; (B) WAIVES ANY AND ALL RIGHTS WHICH MORTGAGOR MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES (INCLUDING, WITHOUT LIMITATION, THE FIFTH AND FOURTEENTH AMENDMENTS THEREOF), THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAW, (1) TO NOTICE AND TO JUDICIAL HEARING PRIOR TO THE EXERCISE BY MORTGAGEE OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO MORTGAGEE, EXCEPT SUCH NOTICE (IF ANY) AS IS SPECIFICALLY REQUIRED TO BE GIVEN UNDER THE PROVISIONS OF THIS MORTGAGE OR BY APPLICABLE LAW, AND (2) CONCERNING THE APPLICATION, RIGHTS OR BENEFITS OF ANY MORATORIUM, REINSTATEMENT, MARSHALLING, FORBEARANCE, APPRAISEMENT, VALUATION, STAY, EXTENSION, HOMESTEAD, EXEMPTION OR REDEMPTION LAWS; (C) ACKNOWLEDGES THAT MORTGAGOR HAS READ THIS MORTGAGE AND ANY AND ALL QUESTIONS REGARDING THE LEGAL EFFECT OF THIS MORTGAGE AND ITS PROVISIONS HAVE BEEN EXPLAINED FULLY TO MORTGAGOR AND MORTGAGOR HAS CONSULTED WITH COUNSEL OF MORTGAGOR’S CHOICE PRIOR TO EXECUTING THIS MORTGAGE; AND (D) ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF MORTGAGOR HAVE BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY MORTGAGOR AS PART OF A BARGAINED FOR LOAN TRANSACTION AND THAT THIS MORTGAGE IS VALID AND ENFORCEABLE BY MORTGAGEE AGAINST MORTGAGOR IN ACCORDANCE WITH ALL THE TERMS AND CONDITIONS HEREOF.

ARTICLE III

Section 3.1      Successors and Assigns.  This Mortgage shall inure to the benefit of and be binding upon Mortgagor and Mortgagee and their respective heirs, executors, legal representatives, successors, successors-in-title and permitted assigns.  Whenever a reference is made in this Mortgage to Mortgagor or Mortgagee such reference shall be deemed to include a reference to the heirs, executors, legal representatives, partners, successors, successors-in-title and permitted assigns of Mortgagor and Mortgagee, as the case may be.

Section 3.2       Terminology.  All personal pronouns used in this Mortgage, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa.  Titles of articles and sections are for convenience only and neither limit nor amplify the provisions of this Mortgage, and all references herein to articles, sections, subsections, paragraphs or subparagraphs thereof, shall refer to the corresponding articles, sections, subsections, paragraphs or subparagraphs of this Mortgage unless specific reference is made to articles, sections, subsections, paragraphs or subparagraphs of another document or instrument.

Section 3.3       Severability.  If any term, provision, covenant or restriction of this Mortgage is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, (i) the remainder of the terms, provisions, covenants and restrictions of this Mortgage shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of this Mortgage (including, without limitation, all portions of any section of this Mortgage containing such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 3.4       Maximum Lawful Rate.  No provision herein or in any instrument, agreement or document referred to herein shall require or permit the collection of interest in excess of the maximum lawful rate which Mortgagor may stipulate and agree to pay as determined by a court of competent jurisdiction.  If it is so determined that any excess interest is provided for, then this Section 3.4 shall govern and such excess shall be applied first to any other amounts not constituting interest due or which may become due under this Mortgage or any instrument, agreement or document referred to herein (including the Promissory Note) and the balance, if any, shall be held by, and Mortgagor hereby pledges such balance to, Mortgagee for the benefit of Mortgagee as security for the full and faithful performance by Mortgagor of its obligations to Mortgagee under this Mortgage, every instrument, agreement or document referred to herein and any other agreements between Mortgagor and Mortgagee; provided, however, that in no event shall Mortgagor be obligated to pay, and Mortgagee hereby waives payment of, the amount of interest to the extent it is in excess of the amount permitted by applicable law.

Section 3.5       Applicable Law.  Mortgagor acknowledges that this Mortgage shall be governed by, interpreted and enforced in accordance with the laws of the State of Indiana, without regard to the principles of choice of law of that state or of any other jurisdiction.

Section 3.6       Notices, Demands and Requests.  Any and all notices, elections or demands permitted or required to be made under this Mortgage shall be in writing, signed by or on behalf of the party giving such notice, election or demand, and shall be delivered personally, or sent by overnight commercial courier or by registered or certified United States mail, postage prepaid, return receipt requested, or by telecopier or other facsimile transmission, to the other party addressed as set forth below, or to such other party and at such other address within the continental United States of America as may have theretofore been designated in writing.  The date of personal delivery or receipt of telecopied or other facsimile transmission, or one (1) day after deposit with an overnight commercial courier, if sent by overnight commercial courier, or, if mailed, the date which is five (5) days after postmark, shall be the effective date of such notice, election or demand.  Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice has been received by Mortgagee shall constitute receipt of the notice, election or demand sent.  For the purposes of this Mortgage:

If to Mortgagor:	AMP Trucks Inc. 100 Commerce Boulevard
Loveland, Ohio 45140
Attention: Stephen Burns, CEO
Telephone: 513-297-3640
Facsimile: 888-666-2903

With a Copy to:	Fleming PLLC 49 Front Street, Suite 206 Rockville Centre, New York 11570 Attention: Stephen M. Fleming, Esq. Telephone: 516-833-5034 Facsimile: 516-977-1209

If to the Mortgagee:	Workhorse Custom Chassis, LLC c/o Navistar, Inc. 2701 Navistar Drive Lisle, IL 60532 Attention: General Counsel Facsimile: 331-332-2261

With a Copy to:	Kirkland & Ellis, LLP 300 N. LaSalle St. Chicago, IL 60654 Attention: Keith S. Crow, P.C. Kevin L. Morris Facsimile: 312-862-2200

Section 3.7       Assignment.  This Mortgage is assignable by Mortgagee, and any assignment hereof by Mortgagee shall operate to vest in the assignee all rights and powers herein conferred upon and granted to Mortgagee.  This Mortgage may not be assigned by Mortgagor without the prior, written consent of Mortgagee.  It is specifically acknowledged that any successor or assign of Mortgagee assuming the role of administrative agent under the Promissory Note shall be entitled to the rights and benefits of this Mortgage as Mortgagee.

Section 3.8       Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of Mortgagor under this Mortgage, the Promissory Note and any and all other instruments now or hereafter evidencing, securing or otherwise relating to the Secured Obligations.

Section 3.9       Authorized Releases.  In the event Mortgagor proposes to sell any portion of the Premises and such sale is permitted pursuant to the conditions of the Promissory Note, the Mortgage agrees, at the expense of the Mortgagor, to execute and deliver to the Mortgagor, prior to or contemporaneously with Mortgagor’s receipt of the proceeds from such sale, such UCC-3 termination statements and other collateral property releases necessary to release the applicable Premises from the lien and security interest of the Mortgagee.

ARTICLE IV

Section 4.1       Scope of Article.  The provisions contained in this Article IV are additional covenants, terms and provisions applicable to Mortgagor and Mortgagee.

Section 4.2       Notices to Mortgagee.  Mortgagor further covenants and agrees with Mortgagee that the Mortgagor will furnish Mortgagee with notice of (i) any change in ownership of the Premises, and (ii) any change in the Mortgagor’s jurisdiction of organization or its name or identity, including tradenames.  Any such notice shall be delivered to Mortgagee no less than thirty (30) days prior to the effective date of any such change.  Further, Mortgagor will promptly execute any and all additional financing statements, security agreements or other instruments deemed necessary by Mortgagee in order to prevent any filed financing statement filed in connection herewith from becoming seriously misleading or losing its perfected status.

Section 4.3       Waiver.  Mortgagor hereby represents and warrants to Mortgagee that it has no defense, set-off, or counterclaim of any kind or nature whatsoever against Mortgagee with respect to the Promissory Note, or any action previously taken or not taken by Mortgagee with respect thereto or with respect to any security interest, encumbrance, lien, or collateral in connection therewith to secure the Secured Obligations.

Section 4.4       Promissory Note.  To the extent of any conflict between the terms and provisions of this Mortgage and the Promissory Note, the Promissory Note terms and provisions shall govern and control.

Section 4.5       Waiver of Appraisement, Valuation, etc.  Mortgagor agrees, to the full extent permitted by law, that in case of an Event of Default on the part of Mortgagor hereunder, neither Mortgagor nor anyone claiming by, through or under Mortgagor will set up, claim or seek to take advantage of any moratorium, reinstatement, forbearance, appraisement, valuation, stay, extension, homestead, exemption or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, or the absolute sale of the Premises, or the delivery of possession thereof immediately after such sale to the purchaser at such sale, and Mortgagor, for Mortgagor and all who may at any time claim through or under Mortgagor, hereby waives to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets subject to the security interest of this Mortgage marshalled upon any foreclosure or sale under the power herein granted.

Section 4.6       Severability Clause.  If any provision of this Mortgage shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.7       Construction of Mortgage.  This Mortgage is and may be construed as a mortgage, deed of trust, chattel mortgage, conveyance, assignment, assignment of rents, security agreement, pledge, financing statement, fixture filing, hypothecation or contract, or any one or more of them, in order fully to effectuate the liens created hereby and the purposes and agreements herein set forth.

Section 4.8        Future Advances.  This Mortgage is given to secure not only existing indebtedness, but also such future advances, whether such advances are obligatory or are to be made at the option of Mortgagee or the Mortgagee, or otherwise, as are made within twenty (20) years from the date hereof, to the same extent as if such future advances were made on the date of execution of this Mortgage.  The total amount of indebtedness that may be so secured may decrease or increase from time to time, but the total unpaid balance so secured at any one time shall not exceed the maximum principal amount of Five Million Dollars ($5,000,000.00), plus interest thereon, together with any disbursements made for the payment of taxes, levies or insurance on the Premises, with interest thereon as provided herein, and all other amounts chargeable to Mortgagor hereunder (including without limitation attorney’s fees and other costs of collection or enforcement of this Mortgage).

Section 4.9       Termination; Modification.  This Mortgage may be terminated or modified only by an instrument in writing signed by the Mortgagee and Mortgagor.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be executed in its name and attested by its duly authorized Manager, on the day and year first above written.

MORTGAGOR:

AMP TRUCKS INC., an Indiana corporation

By:	/s/ Stephen Burns
Name:	Stephen Burns
Title:	CEO

Signature Page of Mortgage

STATE OF	)
	)	SS.:
COUNTY OF	)

The foregoing instrument was acknowledged before me this ______ day of March, 2013, by ______________________________, the _______________ of AMP TRUCKS INC., an Indiana corporation, on behalf of the company.

Name:
Notary Public

County of
My commission expires:
Acting in the County of

THIS INSTRUMENT PREPARED BY:
Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attn: Roberto S. Miceli, Esq.
312-862-2000

I, THE UNDERSIGNED, AFFIRM, UNDER THE PENALTIES OF PERJURY, THAT I HAVE TAKEN REASONABLE CARE TO REDACT EACH SOCIAL SECURITY NUMBER IN THIS DOCUMENT, UNLESS REQUIRED BY LAW.

Kirkland & Ellis LLP

EXHIBIT A

Legal Description

The parcel of real property situated in the Northeast Quarter and the Northwest Quarter of Fractional Section 35, Township 18 North, Range 1 West, Wayne Township, Randolph County,
Indiana, more particularly described as follows:

Commencing at an iron rod found at the southwest comer of said Northeast Quarter, in Indiana
State Highway No. 32;

thence North 89°40'45" West 679.66 feet along the south line of said Northeast Quarter, to an iron rod found at the POINT OF BEGINNING for said parcel;

thence North 89°40'45" West 1970.08 feet continuing along the south line of said Northeast
Quarter, to an iron rod found at the southwest corner of said Northeast Quarter;

thence North 00°20'45" West 234.15 feet along the east line of said Northwest Quarter, to a wood post found;

thence North 89°38'45" West 425.03 feet, entering into the Northwest Quarter of said Section 35, to an iron rod set (all iron rods set with plastic cap stamped 7955);

thence North 00°20'45" West 805.60 feet parallel with the east line of said Northwest Quarter, to an iron rod set;

thence South 89°40'45" East 1115.03 feet parallel with the south line of said Northeast Quarter, and re-entering into said Northeast Quarter, to an iron rod set;

thence South 00°00'00" East 263.00 feet parallel with the west line of said Northeast Quarter, to an iron rod set;

thence South 89°40'45" East 114.58 feet parallel with the south line of said Northeast Quarter, to an iron rod set

thence South 00°20'45" East 103.76 feet parallel with the west line of said Northeast Quarter, to an iron rod set;

thence South 89°40'45" East 1850.80 feet parallel with the south line of said Northeast Quarter, to a mag nail set on the east line of said Northeast Quarter, in Indiana State Highway No. 32;

thence South 00°00'00" East 154.05 feet along said east line, in said road, to a mag nail set;
thence North 89°40'45" West 679.66 feet parallel with the south line of said Northeast Quarter, to an iron rod set;

thence South 00°00'00" East 519.14 feet parallel with the east line of said Northeast Quarter, to the point of beginning, containing 46.815 acres, more or less, being 38.954 acres, more or less, in the Northeast Quarter, and 7.861 acres, more or less, in the Northwest Quarter, as shown on Drawing No. D-554, dated 28th July 2005, being subject to all legal easements of record.

SUBJECT TO: A 40.00 wide feet Ingress & Egress Easement, lying 20.00 feet on either side of the following described centerline:

Situated in the Northeast Quarter, Section 35, Township 18 North, Range 1 West, Wayne
Township, Randolph County, Indiana, being more particularly described as follows;

Commencing at an iron rod found at the southeast comer of said Quarter;

thence North 00°00'00" West 653.19 feet, to a mag nail set at the POINT OF BEGINNING for the centerline of the easement herein described;

thence North 00°00'00" West 1850.68 feet along the centerline of said easement, to an iron rod set, being the end of the easement herein described.

This is to certify that the above description and the attached plat were prepared this 28th day of July 2005, from a recent survey, and are true and correct to the best of my knowledge and belief.